Exhibit 4.4
Material marked [*] has been omitted pursuant to a request for confidential treatment. This material has been filed with the Commission separately.
<translation from Norwegian>
AGREEMENT
between
THE NORWEGIAN STATE REPRESENTED BY
THE MINISTRY OF TRADE AND INDUSTRY
and
EKSPORTFINANS ASA
<sign.>

<translation from Norwegian>
This agreement (”the Agreement”) has been entered into between
The Norwegian State represented by the Ministry of Trade and Industry, org.no.: 972 417 890, (“the State”)
and
Eksportfinans ASA, org.no.: 816 521 432, (“Eksportfinans”).
1. BACKGROUND
In accordance with an agreement with the Norwegian State, represented by the Ministry of Trade and Industry, Eksportfinans currently manages the government-supported scheme providing fixed-rate loans to the export industries. Due to the situation in the international capital market, Eksportfinans has concluded that it is unable to increase lending under the scheme. Norwegian authorities are worried that a situation may occur where Norwegian businesses do not have access to export financing in line with schemes which are common internationally. The State and Eksportfinans have entered into this Agreement in order to ensure access to long-term export financing for Norwegian businesses through Eksportfinans.
2. STATE FINANCING OF THE GOVERNMENT-SUPPORTED SCHEME FOR FIXED-RATE LOANS TO THE EXPORT INDUSTRIES
2.1 Loans from the State to Eksportfinans
Contingent upon consent from the Storting (Norwegian parliament), the State will issue loans to Eksportfinans. The loan amounts (volume), loan currency, credit limits and other terms are set by the State. The loans shall be given with a term of five years, or less if Eksportfinans so asks. The interest rate shall be in line with commercial terms and calculated with a mark-up to the State’s borrowing rate and shall reflect the benefit to Eksportfinans inherent in loans from the State. The State’s claims on Eksportfinans shall not be tradable. The commercial interest rate shall be stipulated in each individual loan agreement, based on the principles stipulated in Appendix 1.
2.2 Period during which the State is obliged to issue loans
The State’s obligation to issue loans in accordance with this Agreement lasts until 31 December 2010 unless the parties agree otherwise in a new agreement.
2.3 Use of loans
Loans from the State under this Agreement shall exclusively be used to finance new export credits which qualify under the government-supported scheme in accordance with the OECD’s “Arrangement on Officially Supported Export Credits” on “Commercial Interest Reference Rate” (CIRR loans). Eksportfinans shall be able to issue both CIRR loans and commercial loans to borrowers that qualify under the scheme.

<translation from Norwegian>
3. SHARE STRUCTURE
2.4 Share with special right to dividend
Eksportfinans shall increase its share capital with one share, subscribed by the State at a nominal value of NOK 10,500. The share shall be in a separate share category which, from the accounting year 2009, gives a right, stipulated by the bylaws, to annual dividend (the Preference Share) equal to 22.5 per cent of the company’s annual profit according to last year’s presented accounts within the statutory maximum dividend basis (the Basis for Calculation). However, reversal of loan losses recognized in the accounts before 1 January 2009 and results from Kommunekreditt AS are excluded from the Basis for Calculation. Dividend from the Preference Share shall, to the extent compatible with the concern for prudent operations and the company’s solidity, be disbursed as cash dividend. Alternatively, such dividend can be disbursed in the form of issuance of new, ordinary shares in accordance with the terms which applied at the increase of the share capital in 2008. The formulation of Eksportfinans’ bylaws concerning this point shall be approved by the State.
Eksportfinans shall redeem or buy the Preference Share at nominal value as soon as Eksportfinans has presented its annual accounts and disbursed dividend for the Preference Share for the accounting year in which all loans issued by the State in accordance with this Agreement have been fully repaid.
Disbursements, including dividend, from other shares than the Preference Share are contingent upon consent from the State as long as Eksportfinans has loans issued by the State under this Agreement. However, Eksportfinans shall freely make allocations or disburse dividend to the extent this stems from sale of and/or dividend/group contribution from Kommunekreditt AS and companies in the same group as Eksportfinans.
2.5 The State’s right of inspection vis-à-vis Eksportfinans
The State can at any time, itself or using external assistance, audit Eksportfinans’ activities. The State or agency assisting the State in such an audit shall have access to all accounts and all other relevant documentation in Eksportfinans and companies in the same group as Eksportfinans.
2.6 Executive wages, etc.
Until 31 December 2010, wages and other benefits to senior executive employees in Eksportfinans shall not be increased. During this period, senior executive employees shall not accumulate or receive bonuses, except for bonuses accumulated before 1 November 2008 in accordance with agreements entered into before this date. Wages, other benefits and any bonus schemes to senior executive employees after 31 December 2010 shall be approved in advance by the State.
4. CONDITIONS FOR THE IMPLEMENTATION OF THE AGREEMENT
The following conditions must be met before implementation of the Agreement:
(1)	The EFTA Surveillance Authority is notified of and approves the Agreement ,

<translation from Norwegian>
(2)	the Storting gives its necessary endorsement of the State entering into this Agreement,

(3)	the Agreement is approved by Eksportfinans’ general meeting, cf. Section 3-8 of the Public Limited Liability Companies Act , and

(4)	the shareholders of Eksportfinans, representing, together with the State, more than two-thirds of the shares in Eksportfinans, endorse the Agreement and pledge themselves to vote in favour of all necessary motions to implement this Agreement at the general meeting.
The Agreement will be cancelled if all the above-mentioned conditions are not met by 31 January 2009.
5. DURATION
The Agreement lasts until Eksportfinans repays all loans issued by the State in accordance with Item 2.1 and the Preference Share has been redeemed by Eksportfinans in accordance with Item 3.1.
6. AMENDMENTS TO THE AGREEMENT
Amendments to the Agreement shall be made in writing and signed by the parties.
7. PUBLICATION
The parties agree that the Agreement and its content can be published after it has been signed.
8. COSTS
Each of the parties must bear its own costs, including expenses for own advisers, in connection with the negotiations, signing, implementation and follow-up of this Agreement.
9. CHOICE OF LAW AND DISPUTES
The Agreement is subject to Norwegian law,
Attempts shall bee made to resolve any dispute which may arise in connection with the Agreement through negotiations between the parties. If such negotiations are not successful, any disputes shall be resolved in a regular court of law. The parties choose Oslo District Court as their legal venue.
..oo00oo..
26 November 2008
Agreement in two originals, one to each party

The Norwegian State,	Eksportfinans ASA
represented by the Ministry of	Geir Bergvoll (sign.)
Trade and Industry	Geir Bergvoll (by authority)
Knut Utvik (sign.)

<translation from Norwegian>
Knut Utvik (by authority)
Appendix 1
The commercial mark-up for a loan in foreign currency can be illustrated thus:
To the State’s borrowing rate for loans in NOK with a corresponding term (fixed rate quoted at the time the loan is draw down):
State/swap spread in Norway for the relevant term – minus the swap interest rate in NOK for the relevant term – minus basis swap spread against LIBOR for the currency the loan is drawn down in for the relevant term + plus the swap interest rate in the relevant currency for the relevant term for the currency the loan is drawn down in + (xx) bp
The commercial mark-up for a loan in NOK can be illustrated thus:
To the State’s borrowing rate for loans in NOK with a corresponding relevant term (fixed rate quoted at the time the loan is drawn down):
State/swap spread in Norway for the relevant term + (xx) bp

LOAN AGREEMENT
between
THE MINISTRY OF TRADE AND INDUSTRY FOR THE NORWEGIAN
STATE
(Herein known as the “Lender”)
and
EKSPORTFINANS ASA
(Herein known as the “Borrower”)

Index

Framework for contract formation		Page 3

I	Relationship between the Agreement and the Loan Agreement	Page 3

II	Definitions	Page 3

III	Borrowings, term to maturity, repayment structure, disbursement	Page 4

IV	Interest, calculation and payment of interest	Page 5

V	Repayment of Capital Sum	Page 5

VI	Default Interest	Page 5

VII	Pre-payment	Page 5

VIII	Borrower’s declarations	Page 5

IX	Defaults	Page 6

X	Enquiries, addresses, amendments and miscellaneous	Page 7

IX	Choice of law and legal venue	Page 7

Framework for contract formation
On 26 November 2008, the Lender and Borrower entered into an agreement (the “Agreement”), which entitles the Borrower to borrow directly from the Lender on certain terms, which are described in detail in the Agreement.
Art. I Relationship between the Agreement and the Loan Agreement
This Loan Agreement hereby sets the detailed prerequisites, terms, conditions and documentation requirements for loans taken out by the Borrower under the Agreement.
In the event of conflicts between the two documents, the Agreement takes precedence over the Loan Agreement.
Art. II Definitions
The following definitions apply to words and terms in this Loan Agreement and in any documents issued in connection with this Loan Agreement:
“Bank Day”: all days that banks in Oslo are normally open
“Basis Points”: a hundredth of a percentage point
“Lender’s Place of Payment”: the Lender’s banker and bank account number, which are specified in the individual Loan Certificate
“Borrower’s Place of Payment”: the Borrower’s banker and bank account number, which are specified in the individual Loan Certificate
“Bullet Structure”: a loan with a repayment structure in which the entire Capital Sum falls due for payment on the agreed Due Date
“Due Date”: the date that the Capital Sum shall be repaid, and which is specified in the individual Loan Certificate
“Default Interest”: interest that accrues in place of Interest in the event of late payment of Interest and/or the Capital Sum, as agreed in 5.2 below.
“Capital Sum”: the amount that is borrowed and paid out for each individual Loan
“Loan”: the loans that the Borrower has taken out under this Loan Agreement in accordance with the Withdrawal Requests and which are documented with a Loan Certificate. The individual Loan is an independent loan obligation for the Borrower, with its own interest and repayment structures.
“Loan Agreement”: this Loan Agreement with any subsequent amendments and additions

“Loan Certificate”: written acknowledgement of a Loan, which is signed by the Borrower for each Loan, with a format and content that generally complies with Supplement 3
“Loan Offer”: the Lender’s offer to provide the Borrower with a Loan under this Loan Agreement, with a format and content that generally complies with Supplement 2
“Commercial Mark-up”: [*]. The magnitude of the Commercial Mark-up may be subject to reassessment
“NIBOR”: Norwegian Interbank Offered Rate as observed on Reuters’ NIBO information site, or other sites in its place that aim to show NIBOR, as observed at 12:00
“NOK”: the currency that is legal tender in Norway at any given time
“Interest”: 3 — three — months’ NIBOR plus a Commercial Mark-up
“Interest Payment Day”: the days when the Borrower shall pay Interest to the Lender, which are specified in the individual Loan Certificate
“Interest Period”: the period from one Interest Payment Day to the next Interest Payment Day
“Withdrawal Request”: the Borrower’s written request to take out a Loan under this Loan Agreement, containing details of the amount required, the Interest Payment Day, the term to maturity, the Due Date, date of disbursement and Borrower’s Place of Payment, with a format and content that generally complies with Supplement 1.
Art. III Borrowings, term to maturity, repayment structure, disbursement
3.1	Where the Borrower wants to take out a Loan under the Loan Agreement, the Withdrawal Request shall be sent to the Lender at least 5 — five — Bank Days before the Borrower requires the Loan to be disbursed.

3.2	The Lender shall send the Borrower a Loan Offer within 3 — three — Bank Days of the Lender receiving the Withdrawal Request from the Borrower.

3.3	The Lender shall pay out the Loan in NOK.

3.4	The term to maturity for each Loan is a maximum of 5 — five — years calculated from the disbursement date of the Loan. The Borrower may request a shorter term to maturity than 5 — five — years. Maturity terms shall be specified in whole years or months in the Withdrawal Request, according to the Borrower’s preference.

3.5	Loans shall only be performed using the Bullet Structure (to be repaid in one instalment).

3.6	The Lender shall pay all Loans on the Bank Day and at the Place of Payment specified in the Withdrawal Request.
Art. IV Interest, calculation and payment of interest
4.1	Interest for the first period is set by the Lender for each Loan 2 — two — Bank Days prior to payment. For subsequent interest periods, Interest is set 2 — two Bank Days before the relevant Interest Period.

4.2	Payment of Interest shall take place on the Interest Payment Day at the agreed Place of Payment.

4.3	Interest is calculated from the date of disbursement and/or Interest Payment Day up to, but not including, the next Interest Payment Day.

4.4	Interest is calculated quarterly, as specified in the Loan Certificate, in arrears and using an interest calculation method based on actual days in the period and on a 360-day year (Act/360).

4.5	Where an Interest Payment Day does not fall on a Bank Day, the day on which the Borrower is to pay Interest is moved to the next Bank Day. The interest amount shall, in such cases, be calculated up to the next Bank Day.
Art. V Repayment of Capital Sum
5.1	The Borrower shall repay the Capital Sum on the agreed Due Date at the agreed Lender’s Place of Payment.

5.2	Where the Due Date does not fall on a Bank Day, the Borrower shall repay the Capital Sum on the next Bank Day.
Art. VI Default Interest
6.1	In the event that the Borrower does not pay Interest or the Capital Sum on the agreed Due Date, the Borrower shall be subject to Default Interest. Default Interest is set at the Interest rate plus 100 — one hundred — basis points per year. Default Interest replaces Interest and runs from the agreed Interest Payment Day and/or the Due Date, until the Interest and/or Capital Sum has been paid.

6.2	Default Interest shall be calculated based on the actual number of days that have accrued and on a 360-day year (Act/360).
Art. VII Pre-payment
7.1	The Borrower may at any given time, upon giving 30 — thirty — calendar days’ prior written warning to the Lender, pre-pay the Capital Sum and accrued Interest up to and including the Bank Day when the Borrower wants the Capital Sum and accrued Interest paid. Pre-payment shall take place on an Interest Payment Day.

Art. VIII Borrower’s declarations
8.1	The Borrower confirms and vouches for the following upon entering into this Loan Agreement:
a)	The Borrower is a legally established and organised financial enterprise in Norway, and is qualified to enter into this Loan Agreement and take out a loan on the terms hereby agreed.

b)	The Borrower has obtained all the necessary company approvals and public permits in order to enable the valid and legally binding signing of this Loan Agreement to take out loans under the said agreement.

c)	The Borrower is not aware of any situations that have arisen or are imminent that would be intercepted by circumstances covered in IX below. The Borrower is not aware of any defaults that will occur on other loan agreements entered into by the Borrower as a result of this Loan Agreement.
Art. IX Defaults
9.1	In the event that any of the following events occur, the Lender may unilaterally discontinue his obligations pursuant to this agreement and declare all outstanding Loans as having been defaulted, whereupon all Loans will fall due for payment with immediate effect together with accrued Interest:
a)	The Borrower does not pay Interest on the relevant Interest Payment Day, and the situation is not rectified within 10 — ten — Bank Days of the Borrower having been made aware of the situation.

b)	The Capital Sum has been due for payment for more than 7 — seven — Bank Days since the Due Date, and the situation is not rectified within 10 — ten — Bank Days of the Borrower having been made aware of the situation.

c)	The Borrower has defaulted on any of his other loan obligations for a sum exceeding NOK 50 000 000.

d)	The Borrower is insolvent, is subject to public administration, requests a bankruptcy petition, is declared bankrupt, enters into negotiations on the restructuring of debt with one or more of his creditors or declares the liquidation of the entire business, and the situation is not rectified within 30 — thirty — calendar days.

e)	Circumstances arise that according to Norwegian law qualify as an anticipatory breach.

Art. X Enquiries, addresses, amendments and miscellaneous
10.1	All enquiries concerning this Loan Agreement shall be made in writing to:

Eksportfinans ASA	Ministry of Trade and Industry
Postboks 1601 Vika	Postboks 8014 Dep
NO-0119 Oslo	NO-0030 Oslo
NORWAY	NORWAY

Tel: +47 22 01 22 01	+47 22 24 60 16
Fax: +47 22 01 22 02	+47 22 24 01 30
10.2	All amendments to this Loan Agreement shall be made in writing and upon agreement between the Lender and Borrower.
Art. XI Choice of law and legal venue
11.1	This Loan Agreement is subject to Norwegian law and the parties have chosen Oslo City Court as the legal venue.
Two original copies of the Loan Agreement have been issued, with each party retaining one copy.
Oslo, 15 January 2009

The Norwegian State,	Eksportfinans ASA
Ministry of Trade and Industry

[Signature]	[Signature]

Supplement 1
To:
Ministry of Trade and Industry
Norges Bank
Ministry of Finance
Withdrawal Request
Reference is made to the loan agreement between the Ministry of Trade and Industry for the State and Eksportfinans ASA dated                      (the “Loan Agreement”). Words and terms defined in the Loan Agreement are applied in the same way in this Withdrawal Request as in the Loan Agreement.
Eksportfinans ASA hereby requests the following Loan to be taken out under the Loan Agreement:

1. Amount	[Description]

2. Interest Payment Day	[Description]

3. Term to maturity	[Description]

4. Due Date	[Description]

5. Date of Disbursement	[Description]

6. Borrower’s Place of Payment	[Description]

7. Miscellaneous	[Description]
Oslo,                     20
Kind regards
Eksportfinans ASA

Appendices
1.	Overview of export contracts, which form the basis for the Withdrawal Request.

Appendix 1
Overview of export contracts, which form the basis for the Withdrawal Request
The enclosed Withdrawal Request is aimed at financing the following export contracts:
1.	[Description, borrower, contract, amount, loan’s term to maturity]

2.

3.
Oslo,                      20
Eksportfinans ASA

Supplement 2
To:
Eksportfinans ASA
FAO: Treasury
Loan Offer from the Ministry of Trade and Industry/Norges Bank/Ministry of Finance
Reference is made to the loan agreement between the Ministry of Trade and Industry for the State and Eksportfinans ASA dated                      (the “Loan Agreement”). Words and terms defined in the Loan Agreement are applied in the same way in this Loan Offer as in the Loan Agreement.
The Ministry of Trade and Industry for the State/Norges Bank and the Ministry of Finance have received a Withdrawal Request from Eksportfinans ASA dated [                    ]. A loan is herby offered on the following terms and conditions:

1. Amount	[Description]

2. Interest Terms	[Description]

3. Interest Payment Days	[Description]

4. Term to maturity	[Description]

5. Due Dates	[Description]

6. Date of Disbursement	[Description]

7. Borrower’s Place of Payment	[Description]

8. Lender’s Place of Payment	[Description]

9. [Miscellaneous]	[Description]

Loans under the Loan Agreement are made under the terms, conditions and prerequisites specified in the Loan Agreement.
Oslo,                      20
[Ministry of Trade and Industry] for the State

Supplement 3
Loan Certificate no. [      ]
Loan Certificate
Reference is made to the loan agreement between the Ministry of Trade and Industry for the State and Eksportfinans ASA dated                      (the “Loan Agreement”). Words and terms defined in the Loan Agreement are applied in the same way in this Loan Certificate as in the Loan Agreement.
The undersigned Eksportfinans ASA hereby confirms taking out a loan from the Norwegian State [Ministry of Trade and Industry] on the following terms:

1. Amount	[Description]

2. Interest	[Description]

3. Interest Payment Days	[Description]

4. Term to maturity	[Description]

5. Due Date	[Description]

6. Date of Disbursement	[Description]

7. Borrower’s Place of Payment	[Description]

8. Lender’s Place of Payment	[Description]

9. [Miscellaneous]	[Description]
Oslo,                      20
Eksportfinans ASA